Exhibit 8(i)

Form of Master Advisory Fee Waiver Agreement

This MASTER ADVISORY FEE WAIVER AGREEMENT (this “Agreement”) is made effective as of the [    ] day of [            ], 2016, by and among BlackRock Advisors, LLC (“BAL”), BlackRock Fund Advisors (“BFA” and together with BAL, the “Advisers” and each, an “Adviser”) and each investment company listed on Schedule A attached hereto (each, a “Fund”), on behalf of itself and, if applicable, its series listed on Schedule A attached hereto (each, a “Portfolio”).

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end or closed-end management company, and is organized as a statutory trust under the laws of the State of Delaware, a limited liability company under the laws of the State of Delaware, a business trust under the laws of the Commonwealth of Massachusetts or a corporation under the laws of the State of Maryland;

WHEREAS, BAL or BFA, as applicable, and each Fund, on behalf of itself or each of its Portfolios, if applicable, are parties to investment advisory agreements (the “Advisory Agreements”), pursuant to which the applicable Adviser provides investment advisory services to each Fund or Portfolio, as applicable, in consideration of compensation based on the value of the average daily net assets of such Fund (the “Advisory Fee”); and

WHEREAS, the applicable Adviser has determined that it is appropriate and in the best interests of each Fund or Portfolio, as applicable, and its interestholders to waive part of each Fund’s or Portfolio’s Advisory Fee as set forth in Schedule A attached hereto (the “Fee Waiver”). Each Fund, on behalf of itself and each of its Portfolios, if applicable, and such Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for each Fund or Portfolio, as applicable, at the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 3 below), the applicable Adviser shall waive a portion of its Advisory Fee with respect to each Fund or Portfolio, as applicable, as set forth in Schedule A attached hereto.

2. Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude an Adviser from contractually waiving other fees and/or reimbursing expenses of any Fund or Portfolio, voluntarily waiving Advisory Fees it is entitled to from any Fund or Portfolio or voluntarily reimbursing expenses of any Fund or Portfolio, as the Adviser, in its discretion, deems reasonable or appropriate. Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser, as applicable, at any time in its sole and absolute discretion without the approval of the Fund’s Board of Trustees or Board of Directors, as the case may be.

3. Term; Termination.

3.1 Term. The term (“Term”) of the Fee Waiver with respect to a Fund or Portfolio, as applicable, shall begin on the date hereof (or the date on which a Fund or Portfolio is added to

Schedule A, if later) and end with respect to a Fund or Portfolio, as applicable, after the close of business on the date indicated on Schedule A (or such other date as agreed to in writing between the applicable Adviser and the Fund, on behalf of the Portfolio, if applicable) unless the Fee Waiver is earlier terminated in accordance with Section 3.2. The Term of the Fee Waiver with respect to a Fund or Portfolio, as applicable, may be continued from year to year thereafter provided that each such continuance is specifically approved by the applicable Adviser and the Fund, on behalf of such Portfolio, if applicable (including with respect to the Fund, a majority of the Fund’s Trustees or Directors, as the case may be, who are not “interested persons,” as defined in the 1940 Act, of the Advisers (the “Non-Interested Directors”)). Neither an Adviser nor a Fund shall be obligated to extend the Fee Waiver with respect to the Fund or any Portfolio of the Fund, if applicable.

3.2 Termination. This Agreement may be terminated prior to expiration by any Fund on behalf of itself or any of its Portfolios, if applicable, with respect to such Fund or Portfolio without payment of any penalty, upon 90 days’ prior written notice to the applicable Adviser at its principal place of business (or at an earlier date as may be agreed to by both parties); provided that, such action shall be authorized by resolution of a majority of the Non-Interested Directors of such Fund or by a vote of a majority of the outstanding voting securities of such Fund or Portfolio, as applicable.

4. Miscellaneous.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein contained shall be deemed to require a Fund to take any action contrary to the Fund’s Declaration of Trust or Articles of Incorporation, as the case may be, or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees or Board of Directors, as the case may be, of its responsibility for and control of the conduct of the affairs of the Fund.

4.3 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund or Portfolio, as applicable, shall be enforced against the assets of such Fund or Portfolio or applicable class thereof and not against the assets of any other class or any other Fund, Portfolio or other series of a Fund.

4.4 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Advisory Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the relevant Advisory Agreement between the applicable Adviser and the Fund or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

EACH OF THE FUNDS LISTED ON SCHEDULE A ATTACHED HERETO, on behalf of each of its respective Portfolios, if applicable

By:
Name: [ ]
Title: [ ]

BLACKROCK ADVISORS, LLC

By:
Name: [ ]
Title: [ ]

By:
Name: [ ]
Title: [ ]

BLACKROCK FUND ADVISORS

By:
Name: [ ]
Title: [ ]

By:
Name: [ ]
Title: [ ]

[Signature page to Master Advisory Fee Waiver Agreement]